Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-09062) of AstraZeneca PLC of our report dated June 25, 2026, relating to the financial statements and supplemental schedule of AstraZeneca Savings and Security Plan, which appears in this Form 11-K.

New York, New York

June 25, 2026

PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York 10017
www.pwc.com/us	(646) 4713000